Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
February 6, 2009
Dear Shareholders,
The unprecedented financial crisis of 2008 will go down in history as one of the most challenging years on record for the financial markets and, unfortunately, for Citizens National Bank as well. As a subsidiary of CNB Corporation, the bank’s performance directly impacts the performance of the corporation. Although the bank is reporting a large net loss for the year, “core” earnings remained strong. Had it not been for the investment and loan write downs, earnings for 2008 would have been near 2007’s net income of $3.1 million.
As reflected in the accompanying Statement of Condition, net income for the fourth quarter of 2008 includes a “pre-tax” write down on Money Market Preferred (MMP) investment securities in the amount of $5.2 million as a result of an “other-than-temporary” decline in the fair market value. The decline in fair value is due to the overall credit crisis, deterioration within the financial markets and lack of a market for these types of securities. This write down, plus the securities charges incurred in previous quarters, brings the aggregate impairment write-down of available-for-sale MMP securities to $7.1 million for the year ended December 31, 2008. The bank intends to hold the MMP investment securities anticipating the market will eventually return to a reasonable level and in spite of the decline in value the securities have been paying a dividend.
Loan quality remains a major concern and has negatively impacted earnings during 2008. The provision for loan losses in 2008 was $1.8 million compared to $275,000 in 2007; with actual loan losses for 2008 totaling $1.6 million compared to $126,000 for 2007. We continue to be vigilant in the identification and management of problem assets recognizing that borrowers are facing ever-increasing challenges due to the financial crisis. Nonaccrual loans continue to increase, many having already been identified with workout plans in place and actions taken to minimize losses. We will continue to pursue every opportunity to mitigate risk with existing borrowers, while continuing to book new loans, albeit with an increasingly conservative posture.
Further investment losses are expected to be minimal; however, further deterioration of the loan portfolio is likely to occur in the months ahead, although, we believe adherence to loan administration policies and practices will help lessen the economy’s impact on financial results.
Projections for 2009 include continued challenges and efforts remain focused on controlling operations, as we cannot control the external environment. As an example, the FDIC premium in 2009 is expected to be in excess of $500,000 in response to the increase in coverage for depositors. To help offset increased expenses, all officer bonuses for 2008 were suspended and 2009 management salaries and director fees were frozen at 2008 levels.
I have included a further explanation of the investment securities write-down in a question and answer format, and invite additional questions you might have.
I look forward to seeing you at the shareholder meeting on May 19, 2009.
Sincerely,
Susan A. Eno
President & CEO

Questions and Answers:
Write-down of Citizens National Bank’s Investment Securities
Q.	Who determines how the bank can invest money?

Citizens National Bank (CNB), like many other financial institutions, has excess funds to invest. Management works within an “Investment Policy” that allows for the investment of excess funds in a conservative manner, while providing for a diverse portfolio of highly rated investments. The investment policy is approved by the board of directors and reviewed by our external auditors and federal regulators.

Q.	If the bank’s investments are conservative, what happened?

In 2006 and 2007 the bank purchased auction rate securities called Money Market Preferred (MMP) securities. These securities were presented as an option by the bank’s investment advisor and were highly rated at purchase by the investment rating agencies. This was a new type of investment for the bank, but not a new type of investment vehicle.

Q.	What are MMPs?

MMP securities are auction rate securities that are sold at short term intervals at a dutch auction—where the price starts out high and goes down until someone agrees to purchase the securities. Interest rates are reset on each auction date. The underlying security for the investment is “preferred” stock. In essence, an auction rate security is a long-term debt issue, but it acts as if it were a shorter term issue.

Q.	Why are there losses?

The value of many investment securities has been adversely affected as a result of the unprecedented financial crisis of the past months. Many auction agents suspended making a market in auction rate securities and this led to failed auctions. When the value of investment securities are deemed to be “other than temporarily impaired” (OTTI), the impairment must be reflected on the balance sheet of the company, thus the losses flow through to the income statement.

OTTI is an accounting rule under U.S. Generally Accepted Accounting Principles used to determine the value of a security, based on quantitative and qualitative analysis of the performance of the collateral supporting the security. Then an evaluation of the credit enhancement structure and determination of whether or not a principal loss is probable at any time during the life of the security are made. If a probable loss is determined, the security must be marked-to-market, even if the intent is to hold the security to maturity. OTTI losses, based on fair market values, must be recorded immediately.

Q.	Are there other investments that will be affected by OTTI?

Each security is evaluated for OTTI and only those securities determined to be impaired will be marked-to-market. We believe the MMP securities are the only investments requiring the adjustment at this time.

Q.	Does the bank plan to sell the investments? If not, why?

The bank does not plan to sell the investments at this time. The loss at this point is considered a non-cash loss, since we have not sold the security. When the market returns to a reasonable level, the bank will then determine when the investment is to be sold. The gain, if any, on the sale will be recorded as income.

Q.	What effect will this have on CNB?

In spite of this write down CNB’s strong capital position remains intact and this write down does not have an effect on the strength of the bank. The bank continues to provide a strong base of core earnings and anticipates income for 2009 will return to a positive position. However, CNB Corporation shareholders are affected because this write down adversely affected dividends for 2008.

Q.	Can you provide a breakdown of how you arrived at core earnings?

Net Income (Deficit) for 2008 was	($5.2	million)
Add Back:
Securities Write Downs	7.1	million
Loan Loss Provision	1.8	million
Expenses related to Bank ORE	.6	million	(includes legal fees, home
(Other Real Estate)			maintenance, taxes and insurance)

Deduct:
Income Tax benefit of expenses	(1.5	million)

Net Income from core earnings	$2.8	million

Q.	What are CNB’s Capital Ratios compared to regulatory minimums?

	CNB as of 12/31/2008	Regulatory Minimum
Tier 1 Capital	11.03%	6.00%
Leverage Ratio	7.26%	5.00%
Total Risk Based Capital	12.20%	10.00%
FORWARD-LOOKING STATEMENTS: When used in this shareholder communication and in future filings involving the Company with the Securities and Exchange Commission, in the Company’s press releases or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases, “anticipate,” “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “project,” “intends” or similar expressions are intended to identify, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties, including but not limited to changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, the risks of lending and investing activities, and competition, all or some of which could cause actual results to differ materially from historical earnings and those presently anticipated or projected.

Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	December 31, 2008
	2008	2007
ASSETS
Cash and due from banks	$5,188	$8,844
Interest-bearing deposits with other financial institutions	5,757	0
Federal funds sold	18,098	8,428

Total cash and cash equivalents	29,043	17,272

Securities available for sale	37,438	40,493
Securities held to maturity (market value of $11,119 in 2008 and $8,882 in 2007)	10,883	8,789
Other securities	1,008	1,008

Total investment securities	49,329	50,290

Loans	161,766	174,624
Less allowance for loan losses	(1,996)	(1,670)

Loans, Net	159,770	172,954

Premises and equipment, net	6,019	6,353
Other assets	9,755	8,324

Total assets	$253,916	$255,193

LIABILITIES
Deposits
Noninterest-bearing demand	$37,163	$37,984
Interest-bearing deposits	193,380	187,042

Total deposits	230,543	225,026

Other liabilities	5,833	5,767

Total liabilities	236,376	230,793

SHAREHOLDERS’ EQUITY
Common Stock	3,034	3,034
Surplus	19,509	19,509
Retained Earnings and Accumulated other Comprehensive Loss	(5,003)	1,857

Total shareholders’ equity	17,540	24,400

Total liabilities and shareholders’ equity	$253,916	$255,193

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Twelve months ended December 31,

INTEREST INCOME	2008	2007	2006

Interest and fees on loans	$11,653	$12,977	$12,149
Interest on securities:
Taxable	1,718	2,054	1,861
Tax exempt	553	489	482
Other interest income	433	660	477

Total interest income	14,357	16,180	14,969

INTEREST EXPENSE ON DEPOSITS	4,871	5,858	4,672

NET INTEREST INCOME	9,486	10,322	10,297
Provision for loan losses	1,831	275	120

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,655	10,047	10,177

NON-INTEREST INCOME

Service charges and fees	1,200	1,194	1,049
Net realized gains from sale of loans	128	154	166
Loan servicing fees, net of amortization	117	127	119
Gain on the sale of othr real estate owned	304	0	0
Gain on sale of premises and equipment	0	12	521
Other income	283	217	171

Total noninterest income	2,032	1,704	2,026

NONINTEREST EXPENSE
Salaries and benefits	4,398	4,397	4,365
Deferred compensation	344	311	317
Occupancy	1,098	1,152	1,053
Supplies	170	220	222
Securities impairment write-down	7,107	0	0
Other expenses	2,313	1,501	1,597

Total noninterest expense	15,430	7,581	7,554

INCOME BEFORE INCOME TAXES	(5,743)	4,170	4,649
Income tax expense	(518)	1,082	1,326

NET INCOME	($5,225)	$3,088	$3,323

BASIC NET INCOME PER SHARE	($4.31)	$2.51	$2.68